Exhibit 99.1
Page 1    Biogen Idec Reports Second Quarter 2008 Results
Media Contact:
Naomi Aoki
Director, Public Affairs
Biogen Idec
Tel: (617) 914-6524
Investment Community Contact:
Eric Hoffman
Director, Investor Relations
Biogen Idec
Tel: (617) 679-3916
FOR IMMEDIATE RELEASE
Biogen Idec Reports Second Quarter 2008 Results
28% Revenue Growth and 30% Earnings Growth
Cambridge, MA, July 22, 2008 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader in the discovery, development, manufacturing, and commercialization of innovative therapies, today reported its second quarter 2008 results.
Second Quarter 2008 Highlights:
•	Second quarter revenues were $993 million, an increase of 28% from $773 million in the second quarter of 2007, driven primarily by AVONEX® (interferon beta-1a) sales up 14% to $527 million, TYSABRI® (natalizumab) sales up 210% to $147 million, and RITUXAN® (rituximab) revenues from the unconsolidated joint business arrangement up 21% to $279 million.
•	On a reported basis, calculated in accordance with accounting principles generally accepted in the U.S. (GAAP), second quarter 2008 diluted earnings per share (EPS) were $0.70, an increase of 30% from $0.54 in the second quarter of 2007. GAAP net income for the second quarter was $207 million, an increase of 11% from $186 million in the second quarter of 2007.
•	Second quarter 2008 non-GAAP diluted EPS were $0.91, an increase of 30% from $0.70 in the second quarter of 2007. Non-GAAP net income for the second quarter was $269 million, an increase of 12% from $240 million in the second quarter of 2007. A reconciliation of our GAAP to non-GAAP results is included on Table 3 within this press release.

Page 2    Biogen Idec Reports Second Quarter 2008 Results
•	Global in-market net sales of TYSABRI® (natalizumab) in the second quarter of 2008 were $200 million. Based on our collaboration structure with Elan, Biogen Idec recognized revenue of $147 million related to TYSABRI in the second quarter of 2008.
“Our prospects for growth remain strong,” said James Mullen, Biogen Idec’s Chief Executive Officer. “TYSABRI sales nearly tripled compared to the same period last year, our core products continue to grow, our pipeline is overflowing, and our revenues have grown more than 25 percent year-over-year for three consecutive quarters. Given the strong momentum underway, we are raising our full-year guidance and setting an aspirational goal of generating a record $4 billion in revenues this year.”
Financial Performance
On a reported basis, calculated in accordance with GAAP, Biogen Idec reported net income of $207 million and diluted EPS of $0.70 in the second quarter of 2008. On a non-GAAP basis, Biogen Idec reported net income of $269 million in the second quarter of 2008. Non-GAAP diluted EPS were $0.91 for the second quarter of 2008.
As of June 30, 2008 Biogen Idec had cash, cash equivalents, loaned securities and marketable securities of $1.583 billion.
A reconciliation of our GAAP to non-GAAP results is included on Table 3 within this press release.
Revenue Performance
Revenues from AVONEX, one of Biogen Idec’s therapies for patients with relapsing forms of multiple sclerosis (MS), increased 14% in the second quarter to $527 million. U.S. sales increased 13% to $306 million and international sales increased 15% to $221 million.
Revenues for the second quarter of 2008 included $279 million from Biogen Idec’s joint business arrangement related to RITUXAN, a treatment for certain B-cell non-Hodgkin’s lymphomas (NHL) and rheumatoid arthritis (RA) that Biogen Idec co-promotes in the U.S. with Genentech, Inc. All U.S. sales of RITUXAN are recognized by Genentech, and Biogen Idec records its share of the pretax co-promotion profits. As reported by Genentech, U.S. net sales of RITUXAN were $651 million in the second quarter, as compared to $582 million in the second quarter of 2007.
During the second quarter of 2008, Biogen Idec recognized revenue of $147 million related to TYSABRI comprising:
•	$46 million related to product sold through Elan in the U.S. (based on $99 million of in-market sales); and
•	$101 million related to product sold by Biogen Idec Internationally.
As of the end of June 2008, more than 31,800 patients were on commercial and clinical TYSABRI therapy worldwide. According to data available as of the end of June 2008:

Page 3    Biogen Idec Reports Second Quarter 2008 Results
•	In the U.S., more than 17,800 patients were on TYSABRI therapy commercially and more than 3,100 physicians have prescribed the therapy;
•	Outside of the U.S., nearly 13,400 patients were on TYSABRI therapy commercially;
•	In global clinical trials, more than 600 patients were on TYSABRI therapy; and
•	There have been no confirmed cases of progressive multifocal leukoencephalopathy (PML) since re-launch in the US and the first international approval in July 2006.
Cumulatively, in the combined clinical trial and post-marketing settings:
•	More than 43,300 patients have been treated with TYSABRI; and
•	Of those patients, nearly 13,900 have received at least one year of TYSABRI therapy and approximately 6,600 patients have been on therapy for 18 months or longer.
Revenues from other products were $10 million and $9 million in the second quarter of 2008 and 2007, respectively. Current quarter revenues consist primarily of FUMADERM® (fumaric acid esters).
Table 4 provides individual product revenues.
Royalties were $28 million and $23 million in the second quarter of 2008 and 2007, respectively.
Share Repurchase Program
Biogen Idec repurchased 4,971,804 shares in the second quarter of 2008 under the 20 million share repurchase program authorized by Biogen Idec’s Board of Directors in October 2006.
Financial Guidance
Following its strong performance, Biogen Idec raised its 2008 financial guidance:
•	Total revenue growth in the mid 20% range over 2007 as TYSABRI market penetration and favorable foreign exchange continue.

•	Operating margins similar to previous guidance, and total GAAP and non-GAAP R&D and SG&A expenses to be in the range of $2 billion.

•	Non-GAAP tax rate expected to be 28%-30%. GAAP Tax rate expected to be 31%-33%. The difference between the GAAP and non-GAAP tax rate is a result of the full year effects of the reconciling items detailed in Table 3 within this press release.

•	Non-GAAP diluted EPS at or above $3.50, representing growth consistent with the Company’s stated goal of achieving 20% non-GAAP EPS compounded annual growth through 2010. GAAP diluted EPS at or above $2.51. Both Non-GAAP and GAAP diluted EPS estimates exclude the impact of any future acquisitions or transactions.

•	Capital expenditures of $270 to $290 million.
The reconciling items between the GAAP diluted EPS and non-GAAP diluted EPS for full year 2008 are itemized in Table 3 within this press release.

Page 4    Biogen Idec Reports Second Quarter 2008 Results
Recent Highlights
•	On May 29, 2008, Biogen Idec named Hans Peter Hasler Chief Operating Officer (COO) of the company. Mr. Hasler, age 52, has served as Executive Vice President, Global Neurology and Head of International. In his new role, Mr. Hasler will oversee all commercial operations as well as the company’s business development function.

•	On June 19, 2008, the Board of Directors announced that Biogen Idec stockholders elected all of its four nominees — Cecil B. Pickett, Ph.D., the Honorable Lynn Schenk, Phillip A. Sharp, Ph.D., and Stelios Papadopoulos, Ph.D. — to the Biogen Idec Board of Directors. Based on the final tabulation, announced on July 9, 2008, Dr. Sharp received 98 percent of the votes cast and each of the Board’s three other nominees received nearly 75 percent of the votes cast.
Conference Call and Webcast
The Company’s earnings conference call for the second quarter will be broadcast via the internet at 8:30 a.m. ET on July 22, 2008, and will be accessible through the investor relations section of Biogen Idec’s homepage, http://www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the earnings conference call and will be available on our web site subsequently through August 22, 2008.
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies. Patients in more than 90 countries benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis, and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
Safe Harbor
This press release contains forward-looking statements, which appear under the heading “Financial Guidance” above and in the comments from James Mullen, our CEO. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from that which we expect, including our continued dependence on our two principal products, AVONEX and RITUXAN, the uncertainty of success in commercializing other products including TYSABRI, the occurrence of adverse safety events with our products, the failure to execute our growth strategy successfully or to compete effectively in our markets, our dependence on collaborations over which we may not always have full control, possible adverse impact of government regulation and changes in the availability of reimbursement for our products, problems

Page 5    Biogen Idec Reports Second Quarter 2008 Results
with our manufacturing processes and our reliance on third parties, our ability to attract and retain qualified personnel, the risks of doing business internationally, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, product liability claims, our significant investments in marketable securities, fluctuations in our effective tax rate, our substantial indebtedness, environmental risks, the actions of activist shareholders and the other risks and uncertainties that are described in Item 1.A. Risk Factors in our annual report on Form 10-K and our quarterly reports on Form 10-Q and in other reports we file with the SEC. These forward-looking statements speak only as of the date of this press release, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

TABLE 1
Biogen Idec Inc.
June 30, 2008
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
REVENUES

Product	$684,486	$518,625	$1,349,556	$1,003,013

Unconsolidated joint business	278,822	230,590	526,045	437,754

Royalties	28,115	22,648	52,096	45,635

Corporate partner	2,021	1,313	7,933	2,684

Total revenues	993,444	773,176	1,935,630	1,489,086

COST AND EXPENSES

Cost of sales	92,401	84,063	193,335	166,013

Research and development	252,259	218,149	510,491	409,598

Selling, general and administrative	245,689	203,668	461,518	391,729

Amortization of acquired intangible assets	72,869	60,961	147,650	120,881

Collaboration profit (loss) sharing	33,429	(105)	54,835	(5,672)

In-process research and development	—	—	25,000	18,405

Total cost and expenses	696,647	566,736	1,392,829	1,100,954

Income from operations	296,797	206,440	542,801	388,132

Other income (expense), net	(5,463)	31,586	(5,093)	53,288

INCOME BEFORE INCOME TAXES	291,334	238,026	537,708	441,420

Income taxes	84,706	51,886	167,983	123,779

NET INCOME	$206,628	$186,140	$369,725	$317,641

BASIC EARNINGS PER SHARE	$0.71	$0.55	$1.26	$0.93

DILUTED EARNINGS PER SHARE	$0.70	$0.54	$1.24	$0.92

WEIGHTED-AVERAGE SHARES USED IN CALCULATING:
BASIC EARNINGS PER SHARE	290,356	340,315	293,268	340,312

DILUTED EARNINGS PER SHARE	293,476	343,389	296,554	343,713

TABLE 2
Biogen Idec Inc.
June 30, 2008
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2008	2007
ASSETS

Cash, cash equivalents and marketable securities	$701,008	$979,070

Cash collateral received for loaned securities	146,956	208,209

Accounts receivable, net	482,797	392,646

Loaned securities	191,244	204,433

Inventory	255,028	233,987

Other current assets	383,995	350,062

Total current assets	2,161,028	2,368,407

Marketable securities	691,044	932,271

Property, plant and equipment, net	1,629,398	1,497,383

Intangible assets, net	2,347,561	2,492,354

Goodwill	1,139,597	1,137,372

Investments and other assets	204,198	201,028

TOTAL ASSETS	$8,172,826	$8,628,815

LIABILITIES AND SHAREHOLDERS’ EQUITY

Collateral payable on loaned securities	$146,956	$208,209

Current portion of notes payable	11,544	1,511,135

Other current liabilities	726,941	469,831

Long-term deferred tax liability	501,452	521,525

Notes payable	1,038,086	51,843

Other long-term liabilities	224,916	331,977

Shareholders’ equity	5,522,931	5,534,295

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,172,826	$8,628,815

TABLE 3
Biogen Idec Inc.
June 30, 2008
Condensed Consolidated Statements of Income — Non-GAAP
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
EARNINGS PER SHARE	2008	2007	2008	2007

GAAP earnings per share — Diluted	$0.70	$0.54	$1.24	$0.92
Adjustment to net income (as detailed below)	0.21	0.16	0.51	0.37

Non-GAAP earnings per share — Diluted	$0.91	$0.70	$1.75	$1.29

An itemized reconciliation between net income on a GAAP basis and net income on a non-GAAP basis is as follows:

GAAP net income	$206.6	$186.1	$369.7	$317.6
Adjustments:
COGS: Stock Option Expense	—	0.1	—	0.1
R&D: Restructuring	—	0.4	—	0.4
R&D: Stock option expense	1.4	2.9	4.1	5.9
R&D: FIN 46 consolidation of Cardiokine	1.5	—	2.3	—
SG&A: Restructuring	—	0.5	—	0.6
SG&A: Stock option expense	3.8	5.3	6.9	11.4
Amortization of acquired intangible assets	72.8	61.0	147.6	120.9
In-process research and development related to the contingent consideration payment in 2008 associated with Conforma acquisition and the acquisition of Syntonix in 2007	—	—	25.0	18.4
Other income (expense), net: FIN 46 consolidation of Cardiokine	(1.5)	—	(2.3)	—
Income taxes: Income tax effect of reconciling items	(16.1)	(16.0)	(34.5)	(32.6)

Non-GAAP net income	$268.5	$240.3	$518.8	$442.7

2008 Full Year Guidance GAAP to non-GAAP adjustments
An itemized reconciliation between projected EPS on a GAAP basis and on a non-GAAP basis is as follows:

	Shares		Diluted EPS

Projected GAAP net income Adjustments:	$740.0	295.0	$2.51
R&D: Stock option expense	8.5
SG&A: Stock option expense	17.0
In process research and development	25.0
Amortization of acquired intangible assets	317.5
Income taxes: Income tax effect of reconciling items	(76.5)

Projected Non-GAAP net income	$1,031.5	295.0	$3.50

Use of Non-GAAP Financial Measures
Our “non-GAAP net income” and “non-GAAP diluted EPS” financial measures exclude the following items from GAAP net income and diluted EPS:
1. Purchase accounting and merger-related adjustments.
We exclude certain purchase accounting impacts, such as those related to our 2003 merger with Biogen, Inc., the acquisitions of Fumapharm AG, Conforma Therapeutics and Syntonix Pharmaceuticals, and the consolidation of Cardiokine and Neurimmune. These include charges for in-process research and development and the incremental charges related to the amortization of the acquired intangible assets. Excluding these charges provides management and investors with a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.
2. Stock option expense recorded in accordance with SFAS 123R.
We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business. We also exclude stock option expense from our non-GAAP R&D expenses and SG&A expenses, but include the P&L impact of restricted stock awards and cash incentives in our non-GAAP results.
3. Unusual or non-recurring items.
We evaluate these on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.
We believe it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business, reflect how we manage the business internally and set operational goals, and form the basis of our management incentive programs. Non-GAAP net income and diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income and diluted EPS.

TABLE 4
Biogen Idec Inc.
June 30, 2008
Product Revenues
(in thousands)
(unaudited)

	Three Months Ended
	June 30,
	2008	2007
PRODUCT REVENUES

Avonex®	$527,152	$461,618

Tysabri®	147,173	47,539

Amevive®	113	2

Zevalin®	59	4,290

Fumaderm®	9,989	5,176

Total product revenues	$684,486	$518,625

	Six Months Ended
	June 30,
	2008	2007
PRODUCT REVENUES

Avonex®	$1,063,261	$910,427

Tysabri®	261,836	77,299

Amevive®	252	218

Zevalin®	2,504	9,893

Fumaderm®	21,703	5,176

Total product revenues	$1,349,556	$1,003,013